Exhibit 2.2

UNITED STATES BANKRUPTCY COURT DISTRICT OF DELAWARE

In re: SEQUENTIAL BRANDS GROUP, INC., et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 21-11194 (JTD) Jointly Administered
:

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
CONFIRMING THE First Amended Joint Plan of LIQUIDATION of Sequential brands group, inc. and its debtor affiliates pursuant to chapter 11 of the bankruptcy code

Upon consideration of the First Amended Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 380] attached hereto as Exhibit A (together with all exhibits thereto, and as may be amended, modified, or supplemented, the “Plan”) proposed by the above-captioned debtors and debtors in possession (collectively, the “Debtors”); and this Court having approved the First Amended Disclosure Statement for Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code Submitted by the Debtors [Docket No. 381] (the “Disclosure Statement”), by order dated January 7, 2022 [Docket No. 392] (the “Disclosure Statement Order”); and the Debtors having filed the Plan Supplement on February 8, 2022 [Docket No. 438]; and upon the affidavits of service filed reflecting compliance with the notice and solicitation requirements of the Disclosure Statement Order [Docket Nos. 416, 429, 430, 437, and 445] (the “Notice Affidavits”); and upon the Notice of (I) Approval of Disclosure Statement, (II) Establishment of Voting Record Date, (III) Hearing on Confirmation of Plan and Procedures and Deadline for Objecting to Confirmation of Plan, and (IV) Procedures and Deadline for Voting on Plan [Docket No. 403] (the “Confirmation Hearing Notice”); and upon the Declaration of Varouj Bakhshian Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Disclosure Statement for Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code Submitted by the Debtors [Docket No. 453], filed with this Court on February 18, 2022 (the “Voting Declaration”); and upon the Declaration of Lorraine DiSanto in Support of Confirmation of the First Amended Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 455] (the “DiSanto Declaration”), filed with this Court on February 18, 2022; and upon the Memorandum of Law in Support of Confirmation of the First Amended Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 454], filed with this Court on February 18, 2022 (the “Confirmation Memorandum”); and any objections to the Plan having been resolved and/or overruled by this Court pursuant to this Confirmation Order; and a hearing to consider Confirmation having been held on February 22, 2022 (the “Confirmation Hearing”); and upon the evidence adduced and proffered and the arguments of counsel made at the Confirmation Hearing; and this Court having reviewed all documents in connection with Confirmation and having heard all parties desiring to be heard; and upon the record of the chapter 11 cases; and after due deliberation and consideration of all of the foregoing; and sufficient cause appearing therefor; this Court hereby makes the following:

Findings of Fact and Conclusions of Law

A.                Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein, together with the findings of fact and conclusions of law set forth in the record of the Confirmation Hearing, constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, made applicable to these proceedings pursuant to Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent that any of the following conclusions of law constitute findings of fact, they are adopted as such.

[1]	The Debtors, along with the last four digits of each Debtor’s tax identification number, are: Sequential Brands Group, Inc. (2789), SQBG, Inc. (9546), Sequential Licensing, Inc. (7108), William Rast Licensing, LLC (4304), Heeling Sports Limited (0479), Brand Matter, LLC (1258), SBG FM, LLC (8013), Galaxy Brands LLC (9583), TBM Company, Inc. (7003), American Sporting Goods Corporation (1696), LNT Brands LLC (3923), Joe’s Holdings LLC (3085), Gaiam Brand Holdco, LLC (1581), G. Americas, Inc. (8894), SBG-Gaiam Holdings, LLC (8923), SBG Universe Brands, LLC (4322), and GBT Promotions LLC (7003). The Debtors’ corporate headquarters and the mailing address for each Debtor is 105 E. 34th Street, St. #249, New York, NY 10016.

B.                 Capitalized Terms. Capitalized terms used herein, but not defined herein, shall have the respective meanings attributed to such terms in the Plan and the Disclosure Statement, as applicable.

C.                 Jurisdiction and Venue. This Court has jurisdiction over the chapter 11 cases pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and this Court may enter a final order consistent with Article III of the United States Constitution, and the Debtors consent to entry of this Confirmation Order under the Local Rules and Article III of the United States Constitution. Venue of these proceedings and the chapter 11 cases is proper in this district and in this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D.                Chapter 11 Petitions. On August 31, 2021 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The chapter 11 cases are being jointly administered for procedural purposes only pursuant to Bankruptcy Rule 1015(b). No party has requested the appointment of a trustee or examiner in the chapter 11 cases, and no committees have been appointed or designated.

E.                 Judicial Notice. This Court takes judicial notice of the docket in the chapter 11 cases maintained by the Clerk of this Court and/or its duly appointed agent, including, without limitation, all pleadings, notices, and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the chapter 11 cases, including, without limitation, the Confirmation Hearing.

F.                  Plan Supplement. Prior to the Confirmation Hearing, the Debtors filed the Plan Supplement. The Plan Supplement complies with the terms of the Plan, and the filing and notice of the Plan Supplement was appropriate and complied with the requirements of the Bankruptcy Code and the Bankruptcy Rules, and no other or further notice is or shall be required. The Debtors are authorized to modify the Plan Supplement documents following entry of this Confirmation Order in a manner consistent with this Confirmation Order and/or the Plan.

G.                Mailing of Solicitation and Confirmation Materials. As is evidenced by the Voting Declaration and the Notice Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Ballots, the Confirmation Hearing Notice, and the Notice of Non-Voting Status were adequate and sufficient under the circumstances, and all parties required to be given notice of the Plan and the Confirmation Hearing (including the deadline for filing and serving objections to Confirmation of the Plan) have been given due, proper, timely, and adequate notice thereof in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law, and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice of the Plan and the Confirmation Hearing is required.

H.                Voting. The procedures by which the Ballots for acceptance or rejection of the Plan were distributed and tabulated under the circumstances of the chapter 11 cases were fair, properly conducted, and complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable non-bankruptcy law and the Disclosure Statement Order.

I.                    Bankruptcy Rule 3016(a). In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the plan proponents.

J.                   Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). As set forth below, the Plan complies with all of the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

K.                Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In addition to Administrative Claims, Priority Tax Claims, DIP Claims, and Professional Fee Claims, which need not be classified, the Plan designates eight Classes of Claims and Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between Holders of Claims and Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

L.                 Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Other Secured Claims) and Class 2 (Other Priority Claims) are Unimpaired under the Plan. Thus, section 1123(a)(2) of the Bankruptcy Code is satisfied.

M.               Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Class 3 (Term B Secured Claims), Class 4 (General Unsecured Claims), Class 5 (Section 510 Claims), Class 6 (Intercompany Claims), Class 7 (Intercompany Interests), and Class 8 (Existing Parent Equity Interests) as Impaired and specifies the treatment of Claims and Interests in such Classes. Thus, section 1123(a)(3) of the Bankruptcy Code is satisfied.

N.                No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest. Thus, section 1123(a)(4) of the Bankruptcy Code is satisfied.

O.                Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan, the Implementation Memorandum, and the Liquidating Trust Agreement provide adequate and proper means for the Plan’s implementation. Thus, section 1123(a)(5) of the Bankruptcy Code is satisfied.

P.                  Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). The Plan does not provide for the issuance of any securities, including non-voting securities, and the Debtors are being dissolved on, or as soon as practicable after, the Effective Date. Therefore, section 1123(a)(6) of the Bankruptcy Code is satisfied.

Q.                Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)). Article IV.B.5 of the Plan provides that the Liquidating Trust shall be governed by the Liquidating Trustee in consultation with the Class 3 Representative. On the Effective Date, the Debtors shall appoint a Liquidating Trustee, whose identity shall be acceptable to the Debtors and the Requisite Consenting Lenders, to oversee the Liquidating Trust and the wind-down of the Debtors’ estates. In the event the Liquidating Trustee is removed by the Bankruptcy Court, resigns or is replaced pursuant to the Liquidating Trust Agreement, or otherwise vacates its position, a successor Liquidating Trustee shall be appointed by the Class 3 Representative.

R.                 Additional Plan Provisions (11 U.S.C. § 1123(b)). The Plan’s provisions are appropriate, in the best interests of the Debtors and their Estates, and consistent with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules.

S.                  Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). The Debtors have exercised reasonable business judgment in determining to either assume, assume and assign, or reject each of the Debtors’ remaining Executory Contracts and Unexpired Leases as provided for in the Plan, the Plan Supplement, and this Confirmation Order, and any such assumptions and rejections are justified and appropriate in the chapter 11 cases. The Debtors’ exercise of reasonable business judgment in determining to either assume, assume and assign, or reject each of the Debtors’ remaining Executory Contracts and Unexpired Leases is justified and appropriate in the chapter 11 cases for the reasons set forth in the Disclosure Statement, the Confirmation Memorandum, and the DiSanto Declaration.

T.                 Compromises and Settlements Under and in Connection with the Plan (11 U.S.C. § 1123(b)(3)). All of the settlements and compromises pursuant to and in connection with the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019. Accordingly, except as otherwise set forth in the Plan or herein, in consideration for the distributions and other benefits provided for under the Plan, including the release, exculpation, and injunction provisions, the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan.

U.                Releases, Exculpations, and Injunctions (11 U.S.C. § 1123(b)(3)). Under the facts and circumstances of the chapter 11 cases, the releases, exculpations, and injunctions provided for in the Plan are: (i) within the jurisdiction of this Court under 28 U.S.C. § 1334, (ii) an appropriate exercise of the Debtors’ business judgment, (iii) integral elements of the transactions incorporated into the Plan and inextricably bound with the other provisions of the Plan, (iv) in exchange for good and valuable consideration provided by the Released Parties, (v) in the best interests of the Debtors, the Estate, and all Holders of Claims and Interests that are Releasing Parties, (vi) fair, equitable, and reasonable, (vii) given and made after due notice and an opportunity to object and be heard with respect thereto, as the Disclosure Statement, the Confirmation Hearing Notice, the Voting Instructions, the Ballots, and the Notice of Non-Noting Status each unambiguously state that the Plan contains certain release, exculpation, and injunction provisions, and therefore such releases are consensual as they pertain to Holders of Claims and Interests, (viii) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code and other applicable law, and (ix) a bar to any of the Releasing Parties asserting any released claim against any of the Released Parties as and to the extent provided for in the Plan and this Confirmation Order.

V.                Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). Pursuant to section 1129(a)(2) of the Bankruptcy Code, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1122, 1123, 1124, 1125, and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order governing notice, disclosure, and solicitation in connection with the Plan, the Disclosure Statement, the Plan Supplement, and all other matters considered by this Court in connection with the chapter 11 cases.

W.               Plan Proposed in Good Faith and Not by Means Forbidden by Law (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding the filing of the chapter 11 cases, the Plan itself, and the process leading to its formulation. The Plan is the result of extensive arm’s length negotiations among the Debtors, the Term B Lenders, and other key stakeholders, and is supported by the Debtors’ Requisite Consenting Lenders in the chapter 11 cases. It is clear that the Plan promotes the objectives and purposes of the Bankruptcy Code.

X.                Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). The procedures set forth in the Plan for this Court’s approval of the fees, costs, and expenses to be paid in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

Y.                Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). Upon the occurrence of the Effective Date, each of the Debtors’ directors and officers shall be deemed to have resigned. The Liquidating Trustee was selected by the Debtors in consultation with the Requisite Consenting Lenders and its identity and affiliations are set forth in the Plan Supplement. The Class 3 Representative shall be Joshua Gruenbaum. Thus, the Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

Z.                 No Rate Changes (11 U.S.C. § 1129(a)(6)). After the Confirmation Date, the Debtors will not have any businesses involving the establishment of rates over which any regulatory commission has or will have jurisdiction. Therefore, the provisions of section 1128(a)(6) do not apply to the Plan.

AA.           Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The “best interests” test is satisfied as to all Impaired Classes under the Plan, as each Holder of a Claim or Interest in such Impaired Classes will receive or retain property of a value, as of the Effective Date, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

BB.            Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 (Other Secured Claims) and Class 2 (Other Priority Claims) are left unimpaired under the Plan and Class 3 (Term B Secured Claims) has voted to accept the Plan in accordance with the Bankruptcy Code, thereby satisfying section 1129(a)(8) as to those Classes. Class 4 (General Unsecured Claims), Class 5 (Section 510 Claims), Class 6 (Intercompany Claims), Class 7 (Intercompany Interests), and Class 8 (Existing Parent Equity Interests) are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, section 1129(a)(8) of the Bankruptcy Code has not and cannot be satisfied. The Plan, however, is still confirmable because it satisfies the nonconsensual confirmation provisions of section 1129(b), as set forth below.

CC.            Treatment of Administrative Claims, Professional Fee Claims, Priority Tax Claims, and Other Priority Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims, Priority Tax Claims, Professional Fee Claims, and Other Priority Claims pursuant to Articles II and III of the Plan satisfies section 1129(a)(9) of the Bankruptcy Code.

DD.           Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). Class 3 (Term B Secured Claims) is an Impaired Class of Claims that voted to accept the Plan, determined without including any acceptance of the Plan by any insider. Therefore, section 1129(a)(10) of the Bankruptcy Code is satisfied.

EE.            Feasibility (11 U.S.C. § 1129(a)(11)). The Plan provides for the dissolution of the Debtors on, or as soon as practicable after, the Effective Date and the liquidation of the Debtors’ property. Thus, section 1129(a)(11) of the Bankruptcy Code is satisfied.

FF.             Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under 28 U.S.C. § 1930 have been paid or will be paid on or before the Effective Date pursuant to the Plan, thus satisfying section 1129(a)(12) of the Bankruptcy Code.

GG.           Miscellaneous Provisions (11 U.S.C. §§ 1129(a)(13)-(16)). Sections 1129(a)(13)-(16) of the Bankruptcy Code are inapplicable to Confirmation, as the Debtors (i) are not obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) (section 1129(a)(13)), (ii) have no domestic support obligations (section 1129(a)(14)), (iii) are not individuals (section 1129(a)(15)), and (iv) are not nonprofit corporations (section 1129(a)(16)).

HH.           No Unfair Discrimination; Fair and Equitable Treatment (11 U.S.C. § 1129(b)). The classification and treatment of Interests in Class 4 (General Unsecured Claims), Class 5 (Section 510 Claims), Class 6 (Intercompany Claims), Class 7 (Intercompany Interests), and Class 8 (Existing Parent Equity Interests), which are deemed to have rejected the Plan, is proper pursuant to section 1122 of the Bankruptcy Code, does not discriminate unfairly, and is fair and equitable pursuant to section 1129(b)(1) of the Bankruptcy Code. There is no Class of Claims or Interests junior to the Holders of Interests in Class 4, Class 5, Class 6, Class 7 or Class 8 that will receive or retain property under the Plan on account of their Claims or Interests. Accordingly, the Plan does not violate the absolute priority rule, does not discriminate unfairly, and is fair and equitable with respect to each Class that is deemed to have rejected the Plan. Thus, the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 4, Class 5, Class 6, Class 7, and Class 8.

II.                 Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only chapter 11 plan currently proposed in the chapter 11 cases, and section 1129(c) of the Bankruptcy Code is therefore satisfied.

JJ.                Principal Purpose (11 U.S.C. § 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes, nor the avoidance of the application of section 5 of the Securities Act of 1933, and no governmental unit has objected to Confirmation on any such grounds. Accordingly, section 1129(d) of the Bankruptcy Code is inapplicable.

KK.           Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code, and should be confirmed.

LL.            Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors and their officers, directors, employees, advisors, Professionals Persons, and agents have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code, and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and they are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the injunction and exculpation provisions set forth in Article VIII of the Plan and in this Confirmation Order.

MM.        Retention of Jurisdiction. This Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and/or section 1142 of the Bankruptcy Code.

Based upon the foregoing findings, and upon the record made before this Court at the Confirmation Hearing, and good and sufficient cause appearing therefor, it is hereby ORDERED, ADJUDGED AND DECREED THAT:

Confirmation of the Plan

1.                  The Plan, as and to the extent modified by this Confirmation Order, is approved and confirmed pursuant to section 1129 of the Bankruptcy Code. Any objections to the Plan not otherwise withdrawn, resolved, or otherwise disposed of are overruled and denied.

2.                  The terms of the Plan are incorporated by reference into (except to the extent modified by this Confirmation Order), and are an integral part of, this Confirmation Order.

Compromises and Settlements Under the Plan

3.                  Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, upon the Effective Date, all settlements and compromises set forth in the Plan are approved in all respects, and constitute good faith compromises and settlements.

Classification and Treatment

4.                  The Plan’s classification scheme is approved. The classifications set forth on the Ballots (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, (c) may not be relied upon by any Holder as representing the actual classification of such Claim under the Plan for distribution purposes, and (d) shall not be binding on the Debtors and the Liquidating Trustee except for Plan voting purposes.

Authorization to Implement the Plan

5.                  The Debtors and the Liquidating Trustee, as applicable, are authorized to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the Plan Transactions, and to execute, enter into, or otherwise make effective all documents arising in connection therewith, including, without limitation, all Plan Documents, prior to, on, and after the Effective Date.

6.                  On the Effective Date, the officers of the Debtors and the Liquidating Trustee are authorized to do all things and to execute and deliver all agreements, documents, instruments, notices, and certificates as are contemplated by the Plan and to take all necessary actions required in connection therewith, in the name of and on behalf of the Debtors.

7.                  The approvals and authorizations specifically set forth in this Confirmation Order are not intended to limit the authority of the Liquidating Trustee, the Debtors, or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order.

8.                  For the avoidance of doubt, the Plan and this Confirmation Order in no way authorize or approve any incentive payments under sections 105 or 503 of the Bankruptcy Code.

Enforceability of the Plan

9.                  Pursuant to sections 1123(a), 1141(a) and 1142 of the Bankruptcy Code, the Plan and all Plan Documents (including, but not limited to, the Liquidating Trust Agreement) shall be, and hereby are, valid, binding and enforceable.

10.              On the Effective Date, the Debtors shall irrevocably transfer and shall be deemed to have irrevocably transferred to the Liquidating Trust all of their rights, title, and interest in and to all of the Liquidating Trust Assets, and the Wind-Down Reserve Accounts then held by the Debtors free and clear of all liens, claims, and encumbrances, except to the extent otherwise provided in the Plan, including, without limitation, pursuant to Article III.B and Article IV.B of the Plan, or this Confirmation Order and in accordance with section 1141 of the Bankruptcy Code; and such transfer shall be exempt from any stamp, real estate transfer, other transfer, mortgage reporting, sales, use, or other similar tax.

Preservation of Causes of Action

11.              Except as otherwise provided in the Plan or this Confirmation Order (a) in accordance with Section 1123(b)(3) of the Bankruptcy Code and Article IV.K of the Plan, any retained Causes of Action that the Debtors may hold against any Entity shall vest upon the Effective Date in the Liquidating Trust and (b) after the Effective Date, the Liquidating Trustee shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such retained Causes of Action, in accordance with the terms of the Plan and the Liquidating Trust Agreement and without further order of this Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases.

Reservation of Causes of Action

12.              Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised, or settled in the Plan or any Final Order (including this Confirmation Order), the Debtors and the Liquidating Trustee expressly reserve such Cause of Action for later adjudication by the Liquidating Trustee, including, without limitation, Causes of Action not specifically identified or described in the Plan Supplement or elsewhere or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist. Therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation or after the entry of this Confirmation Order or Effective Date based on the Disclosure Statement, the Plan, or this Confirmation Order, except where such Causes of Action have been released in the Plan or any other Final Order. In addition, the Debtors and Liquidating Trustee expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

Wind-Up and Dissolution of the Debtors

13.              The Debtors shall be dissolved as provided in the Implementation Memorandum. On the Effective Date or as soon thereafter as is reasonably practicable, the Liquidating Trustee shall wind-up the affairs of the Debtors, if any, subject to the Plan, the Implementation Memorandum, and the Liquidating Trust Agreement, and the Liquidating Trustee shall prepare and file (or cause to be prepared and filed) on behalf of the Debtors, all tax returns, reports, certificates, forms, or similar statements or documents (collectively, “Tax Returns”) required to be filed or that the Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds, for all taxable periods ending on, prior to, or after the Effective Date.

Cancellation of Interests, Existing Securities, and Agreements

14.              On the Effective Date, except to the extent otherwise provided in the Plan or the Implementation Memorandum, all notes, instruments, certificates, and other documents evidencing Claims or Interests, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided further, however, that on the Effective Date all Existing Parent Equity Interests shall be deemed cancelled and extinguished. Holders of Existing Parent Equity Interests shall not receive any distribution or retain any property pursuant to the Plan. Notwithstanding anything to the contrary herein, nothing in the Plan, any of the Plan Documents, or this Confirmation Order shall affect the Term B Lenders’ and/or the DIP Lenders’ indemnification obligations under the Term B Loan Documents and the DIP Loan Documents (as defined in the DIP Orders) as to the Term B Agent and/or the DIP Agent, respectively, as applicable.

Method of Distribution Under the Plan

15.              The Liquidating Trustee shall make all distributions required to be made to Holders of Allowed Claims pursuant to the Plan and the Liquidating Trust Agreement. The Liquidating Trust shall hold and distribute the Liquidating Trust Assets, the Administrative/Priority Claims Reserve Account, and the Other Secured Claims Reserve Account in accordance with the provisions of the Plan and the Liquidating Trust Agreement.

16.              The Liquidating Trustee shall make all distributions required to be made to such Holders of Allowed Claims pursuant to the Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall not be required to give any bond or surety or other security for the performance of the Liquidating Trustee’s duties as disbursing agent unless otherwise ordered by this Court. At the option of the Liquidating Trustee, any Cash payment to be made from the Liquidating Trust may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

The Liquidating Trust

17.              Administration of the Liquidating Trust. The Liquidating Trust Agreement, substantially in the form filed with the Plan Supplement, is hereby approved. The appointment of Drivetrain LLC as the Liquidating Trustee and the retention of the Retained Professionals by the Liquidating Trust, on the terms set forth in the Plan and Liquidating Trust Agreement, is hereby approved. The Liquidating Trustee shall be compensated in the manner set forth in and consistent with the Liquidating Trust Agreement. The Liquidating Trustee shall have all powers, rights, duties and protections afforded the Liquidating Trustee under the Plan, this Confirmation Order, and the Liquidating Trust Agreement.

18.              Interests in the Liquidating Trust. There shall be one class of interests in the Liquidating Trust. The Liquidating Trust shall issue the Liquidating Trust Interests to the Holders of Allowed Term B Secured Claims in accordance with Article III.B.3 of the Plan so that each Holder of an Allowed Term B Secured Claim shall receive a percentage of the Liquidating Trust Interests equal to such Holder’s Allowed Term B Secured Claim divided by the sum of all Term B Secured Claims. Liquidating Trust Interests shall be uncertificated. The Liquidating Trust Beneficiaries shall be bound by the Liquidating Trust Agreement. If the Debtors and the Requisite Consenting Lenders agree, the Liquidating Trust may assume some portion of the Term B Secured Claim(s) as set forth in the Plan and Plan Supplement.

19.              Liquidating Trust Assets. The Liquidating Trust shall consist of the Liquidating Trust Assets and the Wind-Down Reserve Accounts. On the Effective Date, as provided in the Implementation Memorandum, the Debtors shall transfer all of the Liquidating Trust Assets and the Wind-Down Reserve Accounts then held by the Debtors to the Liquidating Trust free and clear of all liens, claims, and encumbrances, except to the extent otherwise provided in the Plan, including, without limitation, pursuant to Article III.B and Article IV.B of the Plan. The transfer of the Liquidating Trust Assets and the Wind-Down Reserve Accounts to the Liquidating Trust shall not affect any attorney-client privilege, the work-product privilege, and any other applicable evidentiary privileges of the Debtors, which such privileges shall be expressly transferred and assumed by the Liquidating Trust.

20.              Distribution of Liquidating Trust Assets. The Liquidating Trustee shall distribute the appropriate Liquidating Trust Asset Proceeds (as defined in the Liquidating Trust Agreement) of the Liquidating Trust Assets to the Liquidating Trust Beneficiaries pursuant to the terms of the Plan and the Liquidating Trust Agreement.

21.              The Liquidating Trustee shall utilize, in accordance with the Liquidating Trust Agreement and the Plan, Cash from the Liquidating Trust Reserve Account in amounts sufficient to (i) fund costs and expenses of the Liquidating Trust, including, without limitation, the fees and expenses of the Liquidating Trustee, its professionals, and the Retained Professionals, (ii) compensate the Liquidating Trustee, and (iii) satisfy other liabilities incurred by the Liquidating Trust in accordance with the Plan or the Liquidating Trust Agreement (including any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets).

Reserve Accounts

22.              On the Effective Date, Cash shall be placed into the Wind-Down Reserve Accounts comprised of the (i) Administrative/Priority Claims Reserve Account, (ii) Other Secured Claims Reserve Account, (iii) Professional Fee Claims Reserve Account, and (iv) Liquidating Trust Reserve Account, in each case, pursuant to the terms of and as further described in the Plan. The Wind-Down Reserve Accounts shall be transferred from the Debtors to the Liquidating Trust, and thereafter administered by the Liquidating Trustee, on the Effective Date.

Executory Contracts and Unexpired Leases

23.              The assumption of the Executory Contracts identified on the Assumed Executory Contract and Unexpired Lease List, including, without limitation, the Assumed Insurance Policies, is approved.

24.              Except any Executory Contract or Unexpired Lease (a) identified on the Assumed Executory Contract and Unexpired Lease List, including without limitation, the Assumed Insurance Policies, (b) which is the subject of a separate motion or notice to assume or reject Filed by the Debtors and pending as of the Confirmation Hearing, (c) that previously expired or terminated pursuant to its own terms, or (d) that was previously assumed or rejected by any of the Debtors, each of the Debtors’ other Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code and such rejection is approved.

25.              Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Order of this Court, and not assigned to a third party on or prior to the Effective Date, shall be transferred to the Liquidating Trust and be deemed a Liquidating Trust Asset.

26.              Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Rejection Claims pursuant to the Plan or otherwise must be Filed with the Claims and Balloting Agent no later than the later of 35 days after the Effective Date or 35 days after the effective date of rejection. Rejection Claims shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan, as applicable. Any Rejection Claims that are not timely Filed pursuant to Article V.B of the Plan shall be forever disallowed and barred.

Disputed Claims

27.              Except as otherwise provided in the Plan, the Liquidating Trustee shall have the right to object to all Claims on any basis. Subject to further extension by the Bankruptcy Court with or without notice, the Liquidating Trustee may object to the allowance of all Claims on or before the Claim Objection Deadline. From and after the Effective Date, the Liquidating Trust shall succeed to all of the rights, defenses, offsets, and counterclaims of the Debtors and the Estates in respect of all Claims, and in that capacity shall have the exclusive power to prosecute, defend, compromise, settle, and otherwise deal with all such objections.

28.              All objections to Claims shall be Filed by the Claim Objection Deadline; provided, that no such objection may be Filed with respect to any Claim or Interest after a Final Order has been entered Allowing such Claim or Interest.

Administrative Claims

29.              All requests for payment of an Administrative Claim must be Filed with this Court and served to the Debtors, the Requisite Consenting Lenders, and the Liquidating Trustee on or before the Administrative Claim Bar Date. In the event of an objection to allowance of an Administrative Claim, this Court shall determine the Allowed amount of such Administrative Claim.

Professional Fee Claims Reserve Account and Professional Fee Claims

30.              Prior to the Effective Date, the Debtors will establish a reserve account (the “Professional Fee Claims Reserve Account”) in an amount equal to the estimated Professional Fee Claims pursuant to the Wind-Down Budget. The Professional Fee Claims Reserve Account shall be used solely for the payment of Allowed Professional Fee Claims in accordance with Article II.D of the Plan.

31.              All final applications for payment of Professional Fee Claims must be Filed with this Court and served on the Debtors, counsel for the Requisite Consenting Lenders, the Liquidating Trustee, and the U.S. Trustee on or before the Professional Fee Claims Bar Date or such later date as may be agreed to by the Liquidating Trustee. Each holder of an Allowed Professional Fee Claim shall be paid in Cash from the Liquidating Trust in an amount equal to such Allowed Professional Fee Claim on or as soon as reasonably practicable after the first Business Date following the date upon which such Claims becomes Allowed, unless such holder shall agree to a different treatment of such Claim.

32.              To the extent funds held in the Professional Fee Claims Reserve Account relate to Professional Fee Claims that have been satisfied by a means other than Cash in accordance with Article II.D of the Plan, then such funds shall become Liquidating Trust Assets pursuant to the Plan. The Professional Fee Claims Reserve Account shall be closed once all required payments have been made. Any funds remaining in the Professional Fee Claims Reserve Account after all required payments have been made shall become Liquidating Trust Assets pursuant to the Plan. In the event Cash in the Professional Fee Claims Reserve Account is insufficient to satisfy all Allowed Professional Fee Claims, owed Claims shall be satisfied from funds held in the Liquidating Trust Reserve Account.

Release, Injunction, Exculpation and Related Provisions

33.              The release, injunction, exculpation, and related provisions set forth in Article VIII of the Plan are hereby approved and authorized in their entirety, and such provisions are effective and binding on all Persons and Entities as and to the extent provided for therein.

34.              Debtor Releases. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors and their Estates, in each case, from and against all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whether liquidated or unliquidated, direct, indirect or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based on or relating to, or in any manner arising from, in whole or in part, any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date (including prior to the Petition Date) in any way relating to the Debtors, the Estates, the Debtors’ capital structure, the Term B Credit Agreement and the other Term B Loan Documents, the chapter 11 cases, the Plan, the RSA, the Disclosure Statement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, including, without limitation, the administration of Claims and Interests prior to or in the chapter 11 cases, the negotiation, formulation, or preparation of the Plan, the RSA, the Disclosure Statement, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in or out-of-court sale, restructuring and recapitalization efforts, the restructuring of any Claim or Interest before or during the chapter 11 cases, the documents in the Plan Supplement, the Asset Purchase Agreements, the Bidding Procedures Order, the Sale Transactions, the Sale Order, the DIP Orders and the DIP Documents, and any related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, filing, pursuit of consummation, or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission or related agreements, instruments, or other documents, or any other act, omission, transaction, agreement, event, or other occurrence taking place before the Effective Date.

35.              Notwithstanding anything to the contrary in the foregoing paragraph, the release set forth above does not release any post-Effective Date obligations of any Person under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Moreover, the foregoing release shall have no effect on the liability of, or any Cause of Action against, any Entity that results from any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, criminal acts, or reckless or gross negligence.

36.              Release by Holders of Claims and Interests. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Releasing Parties, in each case, from and against all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whether liquidated or unliquidated, direct, indirect or derivative, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based on or relating to, or in any manner arising from, in whole or in part, any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date (including prior to the Petition Date) in any way relating to the Debtors, the Estates, the Debtors’ capital structure, the Term B Credit Agreement and the other Term B Loan Documents, the Chapter 11 Cases, the Plan, the RSA, the Disclosure Statement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Releasing Party and any Released Party, including, without limitation, the administration of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the RSA, the Disclosure Statement, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in or out-of-court restructuring and recapitalization efforts, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the documents in the Plan Supplement, the Asset Purchase Agreements, the Bidding Procedures Order, the Sale Transactions, the Sale Order, the DIP Orders and the DIP Documents, and any related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, filing, pursuit of consummation, or implementation thereof, the solicitation of votes with respect to the Plan, or any other act or omission or related agreements, instruments, or other documents, or any other act, omission, transaction, agreement, event, or other occurrence taking place before the Effective Date.

37.              Notwithstanding anything to the contrary in the foregoing paragraph, the release set forth above does not release any post-Effective Date obligations of any Person under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Moreover, the foregoing release shall have no effect on the liability of, or any Cause of Action against, any Entity that results from any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, criminal acts, or reckless or gross negligence.

38.              Release of Liens. Except as otherwise provided in the Plan (including, without limitation, Article III.B and Article IV.B of the Plan) or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors and their Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns, including the Liquidating Trust, in accordance with the Plan.

39.              Exculpation. Except as otherwise specifically provided in the Plan, each Debtor, each Estate, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any Exculpated Claim, except to the extent such claim, obligation, Cause of Action, or liability in connection with or arising out of: the administration of the chapter 11 cases, commencement of the chapter 11 cases, pursuit of Confirmation and consummation of the Plan, making Distributions, implementing the Liquidating Trust and the wind-down, the Disclosure Statement, the Sale Transactions, the Asset Purchase Agreements, the Sale Orders, or the solicitation of votes for, or Confirmation of, the Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; the DIP Orders and the DIP Documents, and any related agreements, instruments, and other documents, and the negotiation, formulation, preparation, dissemination, instruments, and other documents, or any other act, omission, transaction, agreement, event, or other occurrence taking place before the Effective Date, or the transactions in furtherance of any of the foregoing; provided, however, that none of the foregoing provisions shall operate to waive or release (i) any Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that constitutes actual fraud, willful misconduct, criminal acts, or reckless or gross negligence, as determined by a Final Order, and (ii) the Exculpated Parties’ rights and obligations under the Plan, the Plan Supplement documents, and the Confirmation Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

40.              The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes on the Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or Distributions made pursuant to the Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability. Without limiting the generality of the foregoing, each Debtor, each Estate, and each Exculpated Party shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code. Notwithstanding anything to the contrary in the foregoing, the releases and exculpations set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed or deemed executed to implement the Plan, or any Executory Contract or Unexpired Lease assumed during the chapter 11 cases or under the Plan.

41.              Injunction. Except as otherwise expressly provided for in the Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim, Cause of Action or Interest, from taking any of the following actions against, as applicable, any Estate, any Released Party, the Liquidating Trust, their respective successors and assigns, and any of their respective assets and properties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Causes of Action or Interests, (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Released Parties (other than the Debtors) on account of or in connection with or with respect to any such Claims, Causes of Action or Interests, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Released Parties (other than the Debtors), or their respective property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Causes of Action or Interests, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Released Parties (other than the Debtors) or against their respective property or estates on account of or in connection with or with respect to any such Claims, Causes of Action or Interests unless such Entity has timely asserted such setoff right before Confirmation in a Proof of Claim or document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim, Cause of Action or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise, and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Causes of Action or Interests released or settled pursuant to the Plan. Notwithstanding the foregoing, or any of the releases, discharges, injunctions or waivers set forth herein, nothing in the Plan or the Confirmation Order shall modify the rights, if any, of any counterparty to an unexpired lease of non-residential real property to assert any right of setoff or recoupment that such counterparty may have under applicable bankruptcy or non-bankruptcy law, including, but not limited to, the ability, if any, of such counterparties to setoff or recoup a security deposit held pursuant to the terms of their unexpired lease with the Debtors or the Liquidating Trust.

Modifications to the Plan

42.              United States Trustee. The definition of “Released Party,” as used in the Plan, is revised to read as follows:

“Released Party” means each of the following in its respective capacity as such: (i) the Debtors, (ii) the Term B Lenders, (iii) the Term B Agent, (iv) the DIP Lenders, (v) the DIP Agent, and (vi) (A) each of the Debtors’ current and former Affiliates, subsidiaries officers, directors, and professional advisors and (B) with respect to each of the Entities in clauses (ii) through (v) each of such Entity’s professional advisors in connection with the Chapter 11 Cases; provided that in each case, an Entity shall not be a Released Party if it timely “opts-out” of the releases set forth in Article VIII.B.2 of this Plan by checking the box on its respective Ballot.

43.              United States. In resolution of the objection from the United States, on behalf of the Internal Revenue Service, the following is added to the Plan:

Notwithstanding any provision to the contrary in the Plan, the Plan Supplement, this Order or any Plan Documents (collectively, “Documents”):

a.	Nothing in the Documents shall: (1) discharge, release, enjoin, impair or otherwise preclude (a) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code (“claim”), (b) any claim of the United States arising after the Confirmation Date, or (c) any liability of any entity or person under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee or operator of property or rights to property that such entity owns, operates or leases after the Confirmation Date; (2) release, nullify, preclude or enjoin the enforcement of any police or regulatory power; (3) require the United States to file an administrative claim in order to receive payment for any liability described in Section 503(b)(1)(B) and (C) pursuant to Section 503(b)(1)(D) of the Bankruptcy Code; (4) confer exclusive jurisdiction to the Bankruptcy Court with respect to claims, liabilities and causes of action of the United States, except to the extent set forth in 28 U.S.C. § 1334; (5) release, enjoin, impair or discharge any non-Debtor from any claim, liability, suit, right or cause of action of the United States; (6) affect any setoff or recoupment rights of the United States and such rights are preserved; (7) constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under non-bankruptcy law; (8) be construed as a compromise or settlement of any liability, claim, cause of action or interest of the United States; (9) modify the scope of Section 505 of the Bankruptcy Code; or (10) discharge the Debtors from any claims of the United States; and

b.	Liens securing claims of the United States, if any, shall be retained until the claim, with interest, is paid in full. Administrative expense claims of the United States allowed pursuant to the Plan or the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. Priority Tax Claims of the United States allowed pursuant to the Plan or the Bankruptcy Code will be paid on the Effective Date. To the extent allowed Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority under the Bankruptcy Code) are not paid in full in cash on the Effective Date, then such Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate and method set forth in Section 511 of the Bankruptcy Code. Moreover, nothing shall effect a release, injunction or otherwise preclude any claim whatsoever against any Debtor or any of the Debtors’ Estates by or on behalf of the United States for any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Further, nothing shall enjoin the United States from amending any claim against any Debtor or any of the Debtors’ Estates with respect to any tax liability a) arising out of pre-petition or post-petition tax periods for which a tax return has not been filed or b) from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax period. Any liability arising a) out of pre-petition or post-petition tax periods for which a return has not been filed or b) as a result of a pending audit or audit which may be performed with respect to any pre-petition or post-petition tax period shall be paid in accordance with 1129(a)(9)(A) and (C) of the Bankruptcy Code. Without limiting the foregoing but for the avoidance of doubt, nothing contained in the Documents shall be deemed to bind the United States to any characterization of any transaction for tax purposes or to determine the tax liability of any person or entity, including, but not limited to, the Debtors, the Debtors’ estates and the Liquidating Trust nor shall the Documents be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of this Plan, nor shall anything in the Documents be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under Section 505 of the Bankruptcy Code.

Payment of Statutory Fees

44.              All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Debtors or the Liquidating Trustee on behalf of each of the Debtors, on the Effective Date, and following the Effective Date, the Debtors or the Liquidating Trustee on behalf of each of the Debtors shall pay such fees as they are assessed and come due for each quarter (including any fraction thereof) until the chapter 11 cases are converted, dismissed, or closed, whichever occurs first. The Liquidating Trust shall have the obligation to file quarterly post-confirmation operating reports and to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the Judicial Code for each and every Debtor until its particular case is closed, dismissed or converted. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file any proofs of claim with respect to quarterly fees payable pursuant to section 1930 of title 28 of the Judicial Code.

Liquidating Trust Professionals

45.              Gibson, Dunn & Crutcher LLP (“GDC”), Pachulski Stang Ziehl & Jones LLP (“PSZJ”), Morris, Nichols, Arsht & Tunnell LLP (“MNAT”) and/or King & Spalding LLP (“K&S”) may be retained as counsel to the Liquidating Trust, pursuant to the Liquidating Trust Agreement. If GDC, PSZJ, MNAT and/or K&S is so retained as counsel to the Liquidating Trust, GDC, PSZJ, MNAT and/or K&S may be compensated pursuant to the terms of the Liquidating Trust agreement and, for the avoidance of doubt, shall not be required to comply with sections 330 and 331 of the Bankruptcy Code solely with respect to GDC’s, PSZJ’s, MNAT’sand/or K&S’ retention and compensation or payment for work performed for the Liquidating Trust.

Notice of Entry of Confirmation Order and Effective Date

46.              Pursuant to Bankruptcy Rules 2002 and 3020(c), the Debtors are hereby authorized to serve a notice of entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Notice of Confirmation and Effective Date”) on the Effective Date, on all Holders of Claims against or Interests in the Debtors and all other Persons on whom the Confirmation Hearing Notice was served. The form of the Notice of Confirmation and Effective Date is hereby approved in all respects. The Notice of Confirmation and Effective Date shall constitute good and sufficient notice of the entry of this Confirmation Order and of the relief granted herein, including, without limitation, any bar dates and deadlines established under the Plan and this Confirmation Order, and no other or further notice of the entry of this Confirmation Order, the occurrence of the Effective Date, and any such bar dates and deadlines need be given.

Retention of Jurisdiction

47.              Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of this Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, this Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the chapter 11 cases, the Plan, and each of the Plan Documents, to the extent provided under applicable law, including, among other things, to take the actions specified in Article XII of the Plan.

References to Plan Provisions

48.              The failure to specifically include or to refer to any particular article, section, or provision of the Plan or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, and such article, section, or provision shall have the same validity, binding effect, and enforceability as every other article, section, or provision of the Plan, it being the intent of this Court that the Plan (as and to the extent modified by this Confirmation Order) be confirmed in its entirety.

Rules Governing Conflicts Between Documents

49.              In the event that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, the Plan Supplement, and any other Order in the chapter 11 cases, or any other agreement to be executed by any Person pursuant to the Plan, the provisions of the Plan shall control and take precedence; provided, however, that this Confirmation Order shall control and take precedence in the event of any inconsistency between this Confirmation Order, any provision of the Plan, and any of the foregoing documents.

Extension of Injunctions and Stays

50.              Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays provided for in the chapter 11 cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (including any injunctions or stays contained in or arising from the Plan or this Confirmation Order), shall remain in full force and effect.

Section 1146 Exemption

51.              Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the re-vesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by the Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or any similar tax or fee.

Headings

52.              Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

No Stay of Confirmation Order

53.              Notwithstanding Bankruptcy Rules 3020(e) and 6004(h) and any other Bankruptcy Rule to the contrary, to the extent applicable, there is no reason for delay in the implementation of this Confirmation Order and, thus, this Confirmation Order shall be effective and enforceable immediately upon entry.

EXHIBIT A

Plan

EXHIBIT B

Notice of Confirmation and Effective Date

UNITED STATES BANKRUPTCY COURT DISTRICT OF DELAWARE

In re: SEQUENTIAL BRANDS GROUP, INC., et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 21-11194 (JTD) Jointly Administered
:

NOTICE OF (i) CONFIRMATION and EFFECTIVE DATE of
THE First amended joint plan of liquidation of
sequential brands group, inc. and its debtor affiliates
pursuant to chapter 11 of the bankruptcy code AND
(II) DEADLINE UNDER THE PLAN AND CONFIRMATION ORDER TO FILE
ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND REJECTION CLAIMS

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.                  Entry of Confirmation Order. On February __, 2022, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order [Docket No. __] (the “Confirmation Order”) confirming the First Amended Joint Plan of Liquidation of Sequential Brands Group, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 380] attached as Exhibit A to the Confirmation Order (together with all exhibits thereto, and as may be amended, modified or supplemented, the “Plan”)2 in the chapter 11 cases of the above-captioned debtors and debtors in possession (collectively, the “Debtors”).

2.                  Effective Date of the Plan. The Effective Date of the Plan was ________ __, 2022.

3.                  Administrative Claim Bar Date. As provided for in Article II.A of the Plan and in the Confirmation Order, all requests for payment of an Administrative Claim must be filed with this Court and served on counsel to the Liquidating Trustee, counsel to the Debtors, and counsel to the U.S. Trustee no later than ________ __, 2022 (the date that is 35 days after the Effective Date); provided, however, that Persons that asserted administrative claims with a timely filed Proof of Claim for prepetition Claims or Rejection Claims do not need to file additional requests for payment of such Administrative Claims.

[1]	The Debtors, along with the last four digits of each Debtor’s tax identification number, are: Sequential Brands Group, Inc. (2789), SQBG, Inc. (9546), Sequential Licensing, Inc. (7108), William Rast Licensing, LLC (4304), Heeling Sports Limited (0479), Brand Matter, LLC (1258), SBG FM, LLC (8013), Galaxy Brands LLC (9583), TBM Company, Inc. (7003), American Sporting Goods Corporation (1696), LNT Brands LLC (3923), Joe’s Holdings LLC (3085), Gaiam Brand Holdco, LLC (1581), G. Americas, Inc. (8894), SBG-Gaiam Holdings, LLC (8923), SBG Universe Brands, LLC (4322), and GBT Promotions LLC (7003). The Debtors’ corporate headquarters and the mailing address for each Debtor is 105 E. 34th Street, St. #249, New York, NY 10016.

[2]	Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan.

4.                  Deadline to File Professional Fee Claims. As provided for in Article II.D of the Plan and in the Confirmation Order, all final applications for payment of the Professional Fee Claims must be filed with this Court and served on counsel to the Debtors, counsel for the Requisite Consenting Lenders, and the Liquidating Trustee no later than 4:00 p.m. prevailing Eastern Time on ________ __, 2022 (the date that is 90 days after the Effective Date), unless otherwise ordered by this Court or such later date is agreed to by the Liquidating Trustee.

5.                  Deadline to File Rejection Claims. As provided for in Article V.B of the Plan and in the Confirmation Order, unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Rejection Claims pursuant to the Plan or otherwise must be Filed with the Claims and Balloting Agent no later than the later of ________ __, 2022 (the date that is 35 days after the Effective Date) or 35 days after the effective date of rejection. Rejection Claims shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan, as applicable. Any Rejection Claims that are not timely Filed pursuant to Article V.B of the Plan shall be forever disallowed and barred.

6.                  Inquiries by Interested Parties. Copies of the Confirmation Order (to which the Plan is attached as Exhibit A) may be examined free of charge at /http://www.kccllc.net/sqbg. The Confirmation Order is also on file with the Bankruptcy Court and may be viewed by accessing the Bankruptcy Court’s website at www.deb.uscourts.gov. To access documents on the Bankruptcy Court’s website, you will need a PACER password and login, which can be obtained at www.pacer.psc.uscourts.gov.

2

Dated: [ ], 2022

PACHULSKI STANG ZIEHL & JONES LLP

Laura Davis Jones (DE Bar No. 2436)
Timothy P. Cairns (DE Bar No. 4228)
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899 (Courier 19801)
Tel:         (302) 652-4100
Fax:        (302) 652-4400
Email:     ljones@pszjlaw.com
                tcairns@pszjlaw.com

-and-

GIBSON, DUNN & CRUTCHER LLP

Scott J. Greenberg (admitted pro hac vice)

Joshua K. Brody (admitted pro hac vice)
Jason Z. Goldstein (admitted pro hac vice)

200 Park Avenue

New York, New York 10166

Tel:         (212) 351-4000

Fax:        (212) 351-4035

Email:     sgreenberg@gibsondunn.com

 jbrody@gibsondunn.com

 jgoldstein@gibsondunn.com

Counsel to the Debtors and Debtors in Possession